Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 8th day of July, 2010 (the “Effective Date”) by and between Touchmark Bancshares, Inc., a Georgia corporation (the “Company”), Touchmark National Bank, a national banking association (the “Bank”), and Jorge L. Forment (the “Executive”).  The Company and the Bank are collectively referred to herein as the “Employer”.  This Agreement will be subject to approval of the Executive’s appointment by Office of the Comptroller of the Currency (OCC) and other regulatory authorities, as may be required.

W I T N E S S E T H

WHEREAS, Executive has agreed to become Chief Financial Officer of the Company and the Bank; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment with Employer.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby and by these recitals, the parties agree as follows:

1.             Position and Duties.  Employer agrees to employ Executive as Chief Financial Officer of the Company and the Bank, with such powers and duties as may be assigned from time to time by the President and Chief Executive Officer of the Company or the Bank, subject to the terms, conditions and provisions of this Agreement.  Executive accepts such employment and agrees to serve without additional compensation, if elected, in any other senior executive position of the Company or the Bank reasonably requested of him and as an officer and/or director of any subsidiary of the Company in accordance with Section 7 hereof.  Executive shall devote his full-time best efforts to such employment and shall apply substantially that degree of skill and diligence in rendering services to the Company and its subsidiaries under this Agreement as would be applied by a person of ordinary prudence and comparable experience under similar circumstances.  In connection therewith, Executive shall report to and be subject to the direction of the President and Chief Executive Officer of the Company and the Bank.

2.             Compensation.

(a)           Annual Salary.  Commencing on the Effective Date, Executive shall be entitled to receive from Employer an annual salary of not less than $150,000 per year, (the “Annual Salary”) payable in accordance with Employer’s normal payroll practice, prorated for any partial employment period.  The Annual Salary may be increased from time to time by the Board of Directors of the Company, in its sole discretion, but shall not be decreased without the written consent of Executive.  The Board of Directors in exercising its discretion shall consider Executive’s performance in light of the specific goals and objectives for Executive which the Board of Directors shall establish in writing, after consultation with Executive.

(b)           Stock Options.

(i)            Upon the Effective Date, the Company shall grant to Executive non-qualified stock options to purchase five thousand (5,000) shares of the Company’s common stock at a price of $8.39 per share.  The options shall vest and become exercisable immediately upon the Effective Date.

(ii)           Upon the one year anniversary of the Effective Date, and provided that this Employment Agreement remains in effect, the Company shall grant to Executive non-qualified stock options to purchase five thousand (5,000) shares of the Company’s common stock at a price per share equal to the book value of the underlying shares. The options shall vest and become immediately exercisable when granted.  As used in this paragraph, “book value” means the value of a share of the Company’s common stock determined by taking the Company’s total shareholders’ equity and dividing by the number of outstanding shares of the Company’s common stock as of the grant date, which shall be determined from the most recent report containing financial statements provided to the Company’s primary federal regulator.

3.             Fringe Benefits, Vacation Time, Expenses and Perquisites.

(a)           Benefit Plan Participation.  Executive shall be eligible to participate in or receive benefits under all corporate employment benefit plans made available by Employer to its executives and key management employees including, but not limited to, any pension, savings, insurance, medical or health-and-accident plan or arrangement, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements.

(b)           Vacation Time Allowances.  Executive shall be entitled each year to four (4) weeks of paid vacation per calendar year (prorated for 2010 and any other partial year).  Unused vacation days shall not accrue or be carried forward from year to year.

(c)           Business Expense Reimbursement.  During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Employer) in performing services hereunder, provided that Executive properly accounts therefor in accordance with corporate policy.

(d)           Automobile Allowance.  Employer will provide to Executive a monthly cash car allowance in the amount of $500.

(e)           Cell Phone and Miscellaneous Expenses.  Employer will provide Executive a monthly allowance for his cell phone and other miscellaneous expenses related to his employment with the Company, which are submitted to the Employer by the Executive, of up to $100.

4.             Restrictive Covenants.  Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer’s business.  Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

(a)           Non-Competition.  Executive expressly covenants and agrees that during the term of his employment hereunder and for a period of twelve (12) months after termination of his employment for any reason other than pursuant to subsection (c), (d) or (f) of Section 8 hereof, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, organizer, director, co-partner or in any other individual or representative capacity whatsoever, engage as an executive level employee, providing services the same as or substantially similar to those provided by him under this Agreement, in the banking and financial services business, which includes, but it is not limited to, the commercial banking, insurance agency, wealth management, trust, savings and loan, and mortgage banking businesses, and any other business in which the Company or any of its subsidiaries is engaged, anywhere within seventy-five (75) miles of the Company’s principal executive offices at 3651 Old Milton Parkway, Alpharetta, Gwinnett County, Georgia; provided, however, that Executive shall not be prohibited hereunder from investing in a business similar to the business of the Company or any of its subsidiaries if such investment is limited to less than five percent of the capital stock or other securities of any corporation or similar organization.

(b)           Non-Solicitation of Employees.  Executive agrees that he will, for so long as he is employed by Employer and for a period of twelve (12) months after termination of his employment for any reason (i) not solicit, entice, persuade, or induce any other employee of the Company or any of its subsidiaries to leave the employ of such entity, and (ii) refrain from recruiting, or attempting to recruit, directly or by assisting others, any individual who is employed by the Company or any of its subsidiaries at the time of the attempted recruiting.

(c)           Non-Solicitation of Customers.  Executive agrees, for so long as he is employed by Employer and for a period of twelve (12) months after termination of his employment for any reason, Executive shall not, directly or indirectly, solicit any business from any of the customers of the Company or its subsidiaries, or actively seek prospective customers of the Company or its subsidiaries, with whom Executive had material contact within the last twenty-four (24) months of Executive’s employment hereunder for purposes of providing products or services that are similar to or competitive with those provided by the Company or any of its subsidiaries, if the Company or any of its subsidiaries is also then still engaged in such business.

5.             Unauthorized Disclosure.  Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, knowingly disclose to any person, other than an employee of Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder or as required by law, any material confidential information obtained by him while in the employ of Employer with respect to any of Employer’s services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows will be materially damaging to Employer; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Employer.

The covenants contained in this Section 5 shall survive the termination of Executive’s employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of confidential information which constitute a trade secret under applicable law, Executive’s obligations of confidentiality and non-disclosure as set forth in this Section 5 shall continue to survive after said two-year period to the greatest extent permitted by applicable law.  These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

6.             Injunctive Relief.  It is understood and agreed by the parties hereto that the services to be rendered by Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by Executive of the covenants set out in Sections 4 or 5 of this Agreement will cause Employer great and irreparable injury and damage.  Executive hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 4 or 5 of this Agreement by Executive.  This provision shall not, however, be construed as a waiver of any of the remedies which Employer may have for damages or otherwise.

7.             Subsidiaries.  It is understood and agreed by the parties hereto that, at the election and direction of Employer and without modification of the terms and provisions hereof, Executive shall also serve as an executive officer and/or director of any one or more subsidiaries of the Company, when and as so determined by Employer.

8.             Termination of Employment.  This Agreement shall be for a term commencing on the Effective Date and ending twenty-four (24) months thereafter, unless sooner terminated in accordance with the provisions of this Section 8.  On and after twelve (12) months from the Employment Date, this Agreement may be terminated by any party hereto, for any reason, or without reason, upon six (6) months written notice to the other party.  Upon termination of Executive’s employment for any reason, Executive or, in the event of Executive’s death, Executive’s estate, shall be entitled to Executive’s Annual Salary prorated through the date of termination.  Any other payments or benefits earned by or owed to Executive hereunder at the time of termination of employment, but not yet paid to Executive, shall be paid to Executive or his estate at such time as is provided by the terms of the applicable Employer plan or policy.  Executive’s right to any additional payments and benefits for periods after the date of termination of employment shall be determined in accordance with the following provisions of this Section 8.

(a)           Termination Upon Disability of Executive.  Employer or Executive may terminate Executive’s employment hereunder upon written notice to the other party in the event that by reason of Executive’s physical or mental impairment (a “disability”), Executive is incapable of performing his duties hereunder for a period of ninety (90) consecutive days or a total of one hundred fifty (150) days in any twelve-month period.  If any disagreement concerning whether Executive has suffered a “disability” (as used in this Section) occurs between Executive and Employer, Executive (or his spouse or personal representative if Executive is unable to communicate with reason) shall select a physician, and Employer shall select a physician.  Such physicians shall select a third physician, and the three physicians shall then determine by majority vote whether Executive is disabled (as used in this Section).  The decision of a majority of such physicians shall be binding on Employer and Executive.

(b)           Termination by the Company for Proper Cause.  The occurrence of any of the following events or circumstances shall constitute “Cause” for the termination, at the election of Employer, of the employment of Executive under this Agreement:

(i)                                     conduct by Executive that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder;

(ii)                                  the conviction of Executive of a felony;

(iii)                               initiation of suspension or removal proceedings against Executive by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

(iv)                              knowing violation of federal or state banking laws or regulations; or

(v)                                 the failure by Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board of Directors or President and Chief Executive Officer of the Employer.

In the event that Employer discharges Executive for Cause, such notice of discharge shall be accompanied by a written and specific description of the circumstances constituting Cause.

Upon the termination of Executive’s employment hereunder by Employer for Cause, no additional benefits or monies shall be due Executive other than those accrued hereunder or under any benefit plans of Employer as of the date of termination.  In addition, in the event that Employer discharges Executive for Cause and the acts or omissions of Executive constituting Cause result in material economic harm to the Company or in reputational harm causing quantifiable material injury to the Company, then, notwithstanding anything to the contrary herein or the terms of any Company plan or program, as of the date of termination (i) Employer shall have no further obligations to make any payments or provide any benefits to Executive or his dependents hereunder or under any compensatory or benefit plan or arrangement of Employer and, if applicable, (ii) any outstanding options and warrants to purchase shares of the Company’s common stock granted by the Company to Executive shall immediately expire to the extent not previously exercised.

In the event that Employer discharges Executive alleging Cause and it is subsequently determined pursuant to Section 11(f) that the termination was without proper cause, then such discharge shall be deemed a discharge without Cause subject to the provisions of Section 8(c) hereof.

(c)           Termination by Employer Without Cause.  Employer may terminate Executive’s employment hereunder at any time without Cause by written notice to Executive, in which event Employer shall continue to pay Executive his Annual Salary, as in effect immediately prior to such termination, for a period ending six (6) months prior to the expiration of this Agreement; provided, however, that on or after twelve (12) months from the Effective Date, if Employer terminates Executive pursuant to this Section 8(c), Employer shall be obligated to continue to pay Executive his salary then in effect for six (6) months from the date of termination.

(d)           Termination by Executive For Good Reason.  In the Event Executive terminates his employment for Good Reason, Employer shall provide to Executive all of the payments and benefits to which Executive would have been entitled pursuant to Section 8(c) had Employer terminated Executive’s employment without Cause.  For purposes of this Agreement, the term “Good Reason” shall mean:

(i)                                     a substantial alteration by Employer in the nature or status of Executive’s responsibilities which renders Executive’s position to be of less dignity, responsibility or scope;

(ii)                                  Employer requiring Executive to be based anywhere other than the Company’s principal executive offices; or

(iii)                               any material breach by Employer of its obligations contained in this Agreement.

(e)           Termination by Executive Without Good Reason.  In the event Executive terminates his employment with Employer for any reason (including retirement) other than Good Reason, death or disability, no additional benefits or monies shall be due Executive other than those accrued hereunder or under any benefit plans of Employer as of the date of termination.  In addition, should Executive terminate his employment pursuant to this Section 8(e), any options then held by Executive which were acquired pursuant to Section 2(b) of this Agreement shall be immediately forfeit by the Executive.

(f)            Termination By Executive Following Change in Control.  In the event of a “change in control” of the Company, as defined herein, Executive shall be entitled, for a period of 30 days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to Employer of termination of this Agreement and to receive an amount (the “Severance Amount”) equal to the lesser of (i) the amount of Annual Salary and bonus received by Executive in the one-year period immediately preceding the change in control or (ii) the maximum amount that will result in no portion of the amount payable or rights accruing hereunder being subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.  The determination of the amount of any potential reduction in the rights or payments shall be made in good faith by Employer.  Executive shall cooperate in good faith with Employer in making such determination and providing the necessary information for such purpose.  The Severance Amount shall be paid in cash, in equal monthly installments over the one-year period commencing on the date of the termination of Executive’s employment.  For purposes of this Section 8(f), “change in control” of the Company shall mean:

(i)                                     any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

(ii)           the sale of all or substantially all of the assets of the Company; or

(iii)          the liquidation of the Company.

(g)           Effect of Termination on Other Positions.  If, on the date of his termination of employment with Employer, the Executive is a member of the Board of Directors of the Company or any of its subsidiaries, or holds any other position with the Company or any of its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with Employer.  Executive agrees to execute such documents and take such other actions as Employer may request to reflect such resignation.

9.             Release.  Executive hereby acknowledges and agrees that prior to Executive’s or his dependents’ right to receive from Employer any compensation or benefits to be paid or provided to him or his dependents hereunder following the termination of his employment for any reason, Executive may be required by the Company and the Bank, in their sole discretion, to execute a release substantially in the form of Exhibit A hereto.

10.          Return of Materials.  Upon termination of employment hereunder, Executive shall promptly deliver to Employer all correspondence, manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of Employer.

11.          Miscellaneous.

(a)           Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of Executive, to his residence address as set forth in the books and records of Employer, and in the case of Employer, to the address of the Company’s principal place of business, in care of the Chairman of the Compensation Committee of the Board of Directors of the Company — or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

(b)           Successors.  This Agreement shall inure to the benefit of and be binding upon Executive, Employer and any successor to Employer.

(c)           Severability.  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.  The covenants set forth in this Agreement are to be reformed pursuant to subsection (d) of this Section 11 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

(d)           Reformation.  If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Executive hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.  Additionally, should the laws of the State of Georgia change during the term of this Agreement in any manner that could affect the enforceability of the terms and covenants contained herein, the parties agree to amend this Agreement or execute a new Agreement to achieve compliance with such new law.

(e)           Amendment.  This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person other than the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof.

(f)            Arbitration.  Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment with Employer or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, Employer and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Gwinnett County, Georgia in accordance with this Section 11(f) and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”).  The Company and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel.  The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.  Employer and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law.  Employer will pay all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by Executive in the event the Arbitration Panel determines that Executive’s position in the arbitration proceeding was without merit.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(h)           Entire Agreement.  This Agreement contains the entire agreement of the parties concerning the matters set forth herein and therein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

Touchmark Bancshares, Inc.

By:	/s/ J.J. Shah
Jayendrakumar J. Shah, M.D.
Chairman, Board of Directors

“BANK”

Touchmark National Bank

By:	/s/ J.J. Shah
Jayendrakumar J. Shah, M.D.
Chairman, Board of Directors

“EXECUTIVE”

/s/ Jorge L. Forment
Jorge L. Forment

EXHIBIT A

FORM OF RELEASE

This RELEASE is made by the undersigned (“Executive”) in favor of Touchmark Bancshares, Inc. (the “Company”) and Touchmark National Bank (the “Bank”) this          day of                               ,               .

WHEREAS, Executive, the Company and the Bank, are parties to that certain Employment Agreement, dated as of July 8, 2010 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 9 of the Employment Agreement, it is a condition to the Company and the Bank’s obligation to make certain payments and provide certain benefits to Executive following the termination of Executive’s employment that Executive execute and deliver to the Company and the Bank a release in the form hereof

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the following sentence, Executive hereby releases the Company and the Bank and any affiliated entities and their respective officers, directors, shareholders, executives and agents, from any and all claims, demands, suits, causes of action, damages or expenses which Executive has had or may have in the future, arising out of Executive’s employment as an executive of the Company or the Bank and Executive’s separation from the Company and the Bank, including, without limitation:

(a)                                  claims under any and all federal, state or local laws or regulations, including, but not limited to any labor, employment or benefit laws prohibiting any form of discrimination such as the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Civil Rights Act of 1991;

(b)                                 any right to recover under any claim that may be filed by the Equal Employment Opportunity Commission, or state or local human relations commission, or any other federal, state or local governmental agency; and

(c)                                  any claim that Executive is entitled to any payments or benefits other than as expressly set forth in the Employment Agreement.

It is understood by the parties hereto that Executive shall have twenty one (21) days from tender of this Release within which to consider to execute this Release.  Executive agrees that any changes to this release do not restart the running of this twenty one (21) day period.  The Company, the Bank and the Executive agree that for a period of seven (7) days following the execution of this Release, the Executive may revoke this Release and this Release will not become effective or enforceable until after that revocation period has expired.  Said revocation must be delivered in writing on or before 5:00 p.m. on the seventh (7th) day after the execution of this Release to the corporate President or Secretary at the Company and the Bank.

IN WITNESS WHEREOF, intending to be legally bound, Executive has executed this Release on the date first set forth above.

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